Exhibit 10.1

TRUECAR, INC.
2014 EQUITY INCENTIVE PLAN
PERFORMANCE UNIT AWARD AGREEMENT
NOTICE OF GRANT OF PERFORMANCE UNITS
Unless otherwise defined herein, the terms defined in the TrueCar, Inc. 2014 Equity Incentive Plan (the “Plan”) shall have the same defined meanings in this Performance Unit Award Agreement, including the Notice of Grant of Performance Units (the “Notice of Grant”), the Terms and Conditions of Performance Unit Grant, and any appendices and exhibits attached thereto (all together, the “Award Agreement”).

Name (“Participant”):	«Name»
Address:	«Address»
The undersigned Participant has been granted an Award of Performance Units.

Date of Grant:	«GrantDate»

Target Number of Performance Units:	«Shares»
Maximum Number of Performance Units:	«Shares»
Vesting Schedule: The number of Performance Units subject to the Award that may vest will be determined as specified in the Performance Unit Award Determination, Vesting and Issuance Criteria attached as Attachment I to this Notice of Grant (the “Vesting and Issuance Criteria”). The Target Number of Performance Units represent the number of Performance Units that would vest if the Participant satisfies the service vesting conditions set forth in the Vesting and Issuance Criteria and the Company achieves exactly 100% of the Company’s target performance goal specified in the Vesting and Issuance Criteria. In no event will more than the Maximum Number of Performance Units vest. The terms of this Award Agreement supersede any employment agreement or other individual agreement between the Participant and the Company and any generally applicable severance or change-in-control plan, policy, or practice, whether written or unwritten, of the Company to the extent that such agreement, plan, policy or practice provides for vesting acceleration of equity awards, such that the terms of the Award Agreement constitutes the entire agreement between the Company and Participant with respect to the Award. Except to the extent otherwise specified in the Vesting and Issuance Criteria, in the event Participant ceases to be a Service Provider for any or no reason before Participant vests in the Performance Units, the Performance Units and Participant’s right to acquire any Shares hereunder will immediately terminate.
Participant acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts this Award Agreement subject to all of the terms and provisions thereof. Participant has reviewed the Plan and this Award Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Award Agreement and fully understands all provisions of this Award Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan or this Award Agreement. Participant further agrees to notify the Company upon any change in the residence address indicated below.

PARTICIPANT	TRUECAR, INC.
Signature	By
«Name» Print Name	Print Name
Title
Address:
«Address»

Attachment I
Performance Unit Award Determination, Vesting and Issuance Criteria

The number of Performance Units that may vest will be determined in accordance with the following criteria. Certain capitalized terms used herein have the meanings set forth in Section 10 of this Attachment I.

1.	Company Performance Criteria and Performance Period:
The number of Performance Units that may vest will be determined by reference to the Company’s relative total shareholder return defined as its compound annual growth rate (“CAGR”) over a three-year performance period from March 15 2019 through March 14, 2022 (the “Performance Period”) as measured versus the CAGR performance of the Russell 2000 Total Return Index (RUTTR) (collectively, the “Index Companies” and each an “Index Company”) during the Performance Period.

2.	Company Performance and Eligible Vesting Levels:
If the Company’s CAGR is exactly equal to 100% of the CAGR of the Index Companies during the Performance Period, 100% of the Target Number of Performance Units are eligible vest. For each percentage that the Company’s CAGR exceeds the CAGR of the Index Companies during the Performance Period, rounded to the nearest whole percentage, an additional 2% of the Target Number of Performance Units are eligible to vest. For every percentage that the Company’s CAGR is below the CAGR of the Index Companies during the Performance Period, rounded to the nearest whole percentage, 2% of the Target Number of Performance Units are not eligible to vest. The maximum number of Performance Units that may vest is 150% of the Target Number of Performance Units set forth in the Notice of Grant. Accordingly, the number of Performance Units that may vest will determined by reference to the Company CAGR performance level as a percentage of the CAGR of the Index Companies during the Performance Period as indicated in the chart below, with linear interpolation between the designated performance levels:

Company CAGR	% of Target Number of Performance Units Eligible to Vest
50% or less of CAGR of Index Companies	0%
51% of CAGR of Index Companies	2%
75% of CAGR of Index Companies	50%
100% of CAGR of Index Companies	100%
125% or more of CAGR of Index Companies	150%

3.	CAGR Calculation Criteria:
“CAGR” as applied to the Company and the Index Companies means the compound annual growth in stock price from the beginning to the end of the CAGR Performance Period calculated as provided below, plus dividends and distributions made or declared (assuming such dividends or distributions are reinvested in the common stock of the Company or applicable Index Company) during the CAGR Performance Period, expressed as a percentage return. For purposes of computing CAGR, the stock price at the beginning of the Performance Period will be deemed to be equal to the average trading price during the 20 consecutive trading day period ending on March 14, 2019 (or if such date is not a trading day, ending on the next preceding trading date), and the stock price at the end of the Performance Period will be deemed to be equal to the average trading price during the 20 consecutive trading day period ending on March 14, 2022 (or if such date is not a trading day, ending on next preceding trading date), adjusted for stock splits or similar changes in capital structure (the last trading day of such 20 trading day measurement period, the “Final Measurement Date”).

4.Service Requirement. Except as specifically provided in Sections 7 and 8 below, the Participant must remain a Service Provider through the last day of the Performance Period (March 14, 2022) (the “Service Vesting Date”) in order for any Performance Units to vest.

5.Award Determination. As soon as practicable within the 90-day period following the Final Measurement Date, the Committee will determine the applicable number of Performance Units that will vest based on the applicable percentile level of the Company’s CAGR during the Performance Period as measured versus the CAGR of the Index Companies during the Performance Period, and such determination will be final and binding on the Participant. The date of the Committee’s determination is the “Determination Date.” Any Performance Units that are not determined to vest on the Determination Date will immediately terminate and be forfeited on the Determination Date.

6.Share Issuance. Except as specifically provided below, Shares will be issued in respect of the number of the Performance Units that are determined to vest on the Determination Date as soon as practicable within the 30-day period following the Determination Date, and in all cases during the 2022 calendar year.

7.Effect of Qualifying Termination; Death or Disability; Change in Change in Control Transaction.

(a)Pro-Rata Vesting Upon Qualifying Termination Preceding Determination Date. Subject to Section 7(b) below, in the event of a Qualifying Termination of the Participant prior to the Service Vesting Date, the number of Performance Units that will be eligible to vest on the Determination Date will be a pro-rata portion of the number of Performance Units that would have vested had the Participant remained a Service Provider through the Service Vesting Date. Such pro-rata portion will be determined by taking the number of Performance Units that would have vested had the Participant remained a Service Provider through the Service Vesting Date (the “Default Number of Units”) and multiplying it by the percentage determined by taking the number of days the Participant was a Service Provider during the Performance Period and dividing such number by the total number of days in the Performance Period. Shares will be issued in respect of the pro-rata number of the Performance Units that vest on the Determination Date during the 30-day period following the Determination Date, and in all cases during 2022 calendar year. Any Performance Units that do not vest on the Determination Date will immediately terminate and be forfeited on the Determination Date.

(b)Impact of Qualifying Termination Followed By Change in Control Transaction. In the event a Qualifying Termination is followed by a Change in Control Transaction that precedes the last day of the Performance Period, the number of Performance Units that will vest upon the Change in Control Transaction will be determined on a pro-rata basis as calculated in Section 7(a) above, except that a number of Performance Units corresponding to the CIC Achievement Level (as defined in Section 8(a)) will be substituted for the Default Number of Units. Any Performance Units that do not vest upon the Change in Control Transaction will immediately terminate and be forfeited on such date. If the Award is assumed, continued or substituted by the acquiring, surviving or continuing entity in the Change in Control Transaction, Shares will be issued on the scheduled expiration date of the Performance Period in settlement of the vested number of Performance Units, without regard to the Participant’s satisfaction of the “Change in Control Transaction Continued Service Requirement” (as such term is defined below). Subject to satisfaction of the requirements set forth in Section 9 below, if in connection with such Change in Control Transaction the acquiring, surviving or continuing entity will not assume, continue or substitute the Award on substantially the same terms and conditions as applicable prior to the Change in Control Transaction, Shares will be issued immediately prior to the Change in Control Transaction in settlement of the vested number of Performance Units.

(c)Impact of Death or Disability. Upon the Participant’s termination due to death or Disability that occurs prior to the Final Measurement Date and prior to any Change in Control Transaction, the Award shall immediately vest with respect to the Target Number of Performance Units upon the Participant’s death or Disability. Shares will be issued in settlement of the number of Performance Units that vest on the 60th date following the date of the Participant’s death or Disability. Upon the Participant’s termination due to death or Disability that occurs after the Final Measurement Date but before the Determination Date, the number of Performance Units that vest will be determined as provided in Section 5 and Shares will be issued to the Participant within the 30-day period following such Determination Date.

8.Impact of Change in Control Transaction.

(a)Impact of Change in Control Transaction. In the event of a Change in Control Transaction that occurs before the last day of the Performance Period, the number of Performance Units that may potentially vest will be determined immediately prior to the Change in Control Transaction based upon the Company’s CAGR performance as measured versus the Index Companies’ CAGR performance during the portion of the Performance Period that precedes the effective date of the Change in Control Transaction (the “CIC Achievement Level”). For purposes of such determination, the Company’s ending stock price will be the sale price of the Shares in the Change in Control Transaction and the ending stock price of the Index Companies will be the average price of a share of common stock of the Index Companies over the 20 consecutive trading days ending on the effective date of the Change in Control Transaction. For avoidance of doubt, this provision is intended to result in determination of a number of Performance Units that may potentially vest that will correspond to the CIC Achievement Level, without Committee determination (such CIC Achievement Level determined number of Performance Units are the “Change in Control Transaction Determined Units”). Any Performance Units that do not vest based upon the CIC Achievement Level will immediately terminate and be forfeited upon the Change in Control Transaction.

(b)Change in Control Transaction Continued Service Condition. In the event of a Change in Control Transaction that precedes the last day of the Performance Period where the acquiring, surviving or continuing assumes, continues or substitutes the Award on substantially the same terms and conditions as in effect prior to the Change in Control Transaction, with respect to any Participant who has not terminated in a Qualifying Termination prior to the Change in Control Transaction, the Participant must remain a Service Provider through the scheduled expiration date of the Performance Period in order for the Change in Control Transaction Determined Units to vest (the “Change in Control Transaction Continued Service Requirement”), and the Change in Control Transaction Determined Units shall vest on the scheduled expiration date of the Performance Period. For the avoidance of doubt, in connection with any such assumption, continuation or substitution, the Change in Control Transaction Determined Units are automatically converted into a time-based vesting award and the Company CAGR performance goals shall no longer apply. Notwithstanding the foregoing, if the Participant is terminated without Cause or resigns for Good Reason following the Change in Control Transaction and prior to the scheduled expiration date of the Performance Period, the Change in Control Transaction Continued Service Requirement will be waived and the Change in Control Transaction Determined Units will immediately vest on the date of such termination, but Shares will not be issued in settlement of the Change in Control Transaction Determined Units until the scheduled expiration date of the Performance Period. Further, if the Participant terminates employment due to the Participant’s Retirement following the Change in Control Transaction and prior to the scheduled expiration date of the Performance Period, the Change in Control Transaction Continued Service Requirement will be partially waived such that a pro-rata portion of the number of Change in Control Transaction Determined Units shall vest (as determined by taking the number of Change in Control Transaction Determined Units that would have vested had the Participant remained a Service Provider through the expiration date of the Performance Period and multiplying it by the percentage determined by taking the number of days the Participant was a Service Provider during the Performance Period and dividing such number by the total number of days in the Performance Period) and the remainder of the Change in Control Transaction Determined Units shall be forfeited and not eligible to vest. Additionally, if the Participant terminates due to death or Disability upon or at any time following the Change in Control Transaction, the Change in Control Transaction Continued Service Requirement will be waived and the Change in Control Transaction Determined Units will immediately vest on the date of such termination and Shares will be issued in settlement of the Change in Control Transaction Determined Units upon the earlier of (i) the 60th day following Participant’s death or Disability, or (ii) the scheduled expiration date of the Performance Period. In the event of a Change in Control Transaction where the acquiring, surviving or continuing entity will not assume, continue or substitute the Award on substantially the same terms and conditions as in effect prior to the Change in Control Transaction, the Change in Control Transaction Determined Units will vest immediately prior to the Change in Control Transaction and, subject to satisfaction of the requirements set forth in Section 9 below, the Shares will be issued in settlement of the vested Change in Control Transaction Determined Units immediately prior to the Change in Control Transaction.

9.Application of Section 409A. The Award is intended to comply with the requirements of Section 409A of the Code as providing for payment in the form of issuance of Shares in settlement of any vested portion of the Award in all cases during the calendar year that includes the earliest of the following Section 409A permitted payment dates and events occur: (i) the Determination Date (which in all cases means the 2022 calendar year), (ii) the sixtieth (60th) day following the Participant’s death, (iii) the sixtieth (60th) day following the Participant’s Disability, and (iv) if the payment acceleration exemption permitted under Treasury Regulation 1.409A-3(j)(ix)(B) is available and elected, upon a Change in Control Transaction that is also a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company as described in Code Section 409A(a)(2)(A)(iv) (a “409A CIC”). Accordingly, the following provisions shall apply and shall supersede anything to the contrary set forth herein, in the Agreement and in the Plan to the extent required for the Award to comply with the requirements of Section 409A of the Code. In a Change in Control Transaction the Award must be assumed, continued or substituted by the acquiring, surviving or continuing entity and any Shares scheduled to be issued upon the scheduled expiration date of the Performance Period may not be earlier issued in settlement of any Change in Control Transaction Determined Units upon the Change in Control Transaction unless the Change in Control Transaction is a 409A CIC and an exemption is available and elected under Treasury Regulation 1.409A-3(j)(ix)(B) or such earlier issuance of the Shares is otherwise permitted by Section 409A of the Code. The Company retains the right to provide for earlier issuance of Shares in settlement of any vested portion of the Award to the extent permitted by Section 409A of the Code.

10.Definitions. For purposes of this Award, the following definitions shall apply:

(a)“Cause” means: (i) Participant’s failure to perform his assigned duties responsibilities as an employee (other than a failure resulting from Participant’s Disability) after written notice thereof from the Company describing Participant’s failure to perform such duties or responsibilities; (ii) Participant engaging in any act of dishonesty, fraud or misrepresentation with respect to the Company; (iii) Participant’s violation of any federal or state law or regulation applicable to the business of the Company or its affiliates; (iv) Participant’s breach of any confidentiality agreement or invention assignment agreement (including, but not limited to, the Confidential Information Agreement) between Participant and the Company (or any affiliate of the Company); or (v) Participant being convicted of, or entering a plea of nolo contendere to, any crime. For purposes of clarity, Participant’s termination of employment due to death or Disability is not, by itself, deemed to be a termination by the Company other than for Cause or a resignation for Good Reason.

(b)“Change in Control Transaction” means a Change in Control, as such term is defined in the Plan.

(c)“Disability” means Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering Company employees. In all cases, determination of “Disability” shall be made consistent with the requirements of Section 409A.

(d)“Good Reason” means Participant’s resignation within thirty (30) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without Participant’s consent: (i) a material reduction in Participant’s base salary which reduction is not applicable to a majority of the Company’s senior management, excluding the substitution of substantially equivalent compensation and benefits; (ii) a material reduction of Participant’s authority, duties or responsibilities, unless Participant is provided with a comparable position; provided, however, that a reduction in authority, duties, or responsibilities primarily by virtue of the Company being acquired and made part of a larger entity whether as a subsidiary, business unit or otherwise (as, for example, when an officer of the Company retains such title following an acquisition where the Company becomes a wholly owned subsidiary of the acquirer, but is not made an officer of the acquiring corporation) will not constitute “Good Reason”; or (iii) a material change in the geographic location of Participant’s primary work facility or location; provided, that a relocation of fifty (50) miles or less from Participant’s then present location or to Participant’s home as his primary work location will not be considered a material change in geographic location. In order for an event to qualify as Good Reason, Participant must not terminate employment with the Company without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date of such notice, and such grounds must not have been cured during such time. Any resignation for Good Reason must occur within two (2) years of the initial existence of the acts or omissions constituting the grounds for “Good Reason”.

(e)“Qualifying Termination” means (i) the Participant’s termination on or after May 15, 2021 due to Retirement, (ii) the Participant’s termination by the Company without Cause, or (iii) the Participant’s resignation for Good Reason, in each case, subject to the Participant’s provision to the Company following such termination of an executed waiver and general release of claims in a form reasonably acceptable to the Company (the “Release”) no later than 45 days following such termination, and permitting such Release to become effective in accordance with its terms.

(f) “Retirement” means the Participant ceases to be a Service Provider for any reason other than the Participant’s Disability or death or termination by the Company for Cause if (i) the Participant is then at least age 65, (ii) the Participant has previously served as a Service Provider for not less than five years, and (iii) the Participant has provided at least six months advance written notice to the Company of his or her intention to terminate due to Retirement (which notice condition may be waived by the Company, in its discretion).

(g)    “Separation from Service” means the Participant’s “separation from service” for purposes of Section 409A of the Code.

TRUECAR, INC.
2014 EQUITY INCENTIVE PLAN
PERFORMANCE UNIT AWARD AGREEMENT
TERMS AND CONDITIONS OF PERFORMANCE UNIT GRANT
1.Grant of Performance Units. The Company hereby grants to the individual (the “Participant”) named in the Notice of Grant of Performance Units of this Award Agreement (the “Notice of Grant”) under the Plan an Award of Performance Units, subject to all of the terms and conditions in this Award Agreement and the Plan, which is incorporated herein by reference. Subject to Section 19(c) of the Plan, in the event of a conflict between the terms and conditions of the Plan and this Award Agreement, the terms and conditions of the Plan shall prevail.

2.Company’s Obligation to Pay. Each Performance Unit represents the right to receive a Share on the date it vests. Unless and until the Performance Units will have vested in the manner set forth in Section 3 or 4, Participant will have no right to payment of any such Performance Units. Prior to actual payment of any vested Performance Units, such Performance Unit will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

3.Vesting Schedule. The Performance Units awarded by this Award Agreement will vest as specified in the Vesting and Issuance Criteria.

4.Payment after Vesting.

a.General Rule. Subject to Section 7, any Performance Units that vest will be paid to Participant (or in the event of Participant’s death, to his or her properly designated beneficiary or estate) in whole Shares. Subject to the provisions of Section 4(b), such vested Performance Units shall be paid in whole Shares as specified in the Vesting and Issuance Criteria. In no event will Participant be permitted, directly or indirectly, to specify the taxable year of payment of any Performance Units payable under this Award Agreement.

b.Acceleration.

i.Discretionary Acceleration. The Administrator, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested Performance Units at any time, subject to the terms of the Plan. If so accelerated, such Performance Units will be considered as having vested as of the date specified by the Administrator. If Participant is a U.S. taxpayer, the payment of Shares vesting pursuant to this Section 4(b) shall in all cases be paid at a time or in a manner that is exempt from, or complies with, Section 409A. The prior sentence may be superseded in a future agreement or amendment to this Award Agreement only by direct and specific reference to such sentence.

ii.Notwithstanding anything in the Plan or this Award Agreement or any other agreement (whether entered into before, on or after the Date of Grant), if the vesting of the balance, or some lesser portion of the balance, of the Performance Units is accelerated in connection with Participant’s termination as a Service Provider (provided that such termination is a “separation from service” within the meaning of Section 409A, as determined by the Company), other than due to Participant’s death, and if (x) Participant is a U.S. taxpayer and a “specified employee” within the meaning of Section 409A at the time of such termination as a Service Provider and (y) the payment of such accelerated Performance Units will result in the imposition of additional tax under Section 409A if paid to Participant on or within the six (6) month period following Participant’s termination as a Service Provider, then the payment of such accelerated Performance Units will not be made until the date six (6) months and one (1) day following the date of Participant’s termination as a Service Provider, unless Participant dies following his or her termination as a Service Provider, in which case, the Performance Units will be paid in Shares to Participant’s estate as soon as practicable following his or her death.

c.Section 409A. It is the intent of this Award Agreement that it and all payments and benefits to U.S. taxpayers hereunder be exempt from, or comply with, the requirements of Section 409A so that none of the Performance Units provided under this Award Agreement or Shares issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to be so exempt or so comply. Each payment payable under this Award Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). For purposes of this Award Agreement, “Section 409A” means Section 409A of the Code, and any final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.

5.Tax Consequences. Participant has reviewed with his or her own tax advisors the U.S. federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Award Agreement. With respect to such matters, Participant relies solely on such advisors and not on any statements or representations of the Company or any of its agents, written or oral. Participant understands that Participant (and not the Company) shall be responsible for Participant’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Award Agreement.

6.Death of Participant. Any distribution or delivery to be made to Participant under this Award Agreement will, if Participant is then deceased, be made to Participant’s designated beneficiary, or if no beneficiary survives Participant, the administrator or executor of Participant’s estate. Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

7.Tax Obligations

a.Responsibility for Taxes. Participant acknowledges that, regardless of any action taken by the Company or, if different, Participant’s employer (the “Employer”) or Parent or Subsidiary to which Participant is providing services (together, the Company, Employer and/or Parent or Subsidiary to which the Participant is providing services, the “Service Recipient”), the ultimate liability for any tax and/or social insurance liability obligations and requirements in connection with the Performance Units, including, without limitation, (a) all federal, state, and local taxes (including the Participant’s Federal Insurance Contributions Act (FICA) obligation) that are required to be withheld by the Company or the Employer or other payment of tax-related items related to Participant’s participation in the Plan and legally applicable to Participant, (b) the Participant’s and, to the extent required by the Company (or Service Recipient), the Company’s (or Service Recipient’s) fringe benefit tax liability, if any, associated with the grant, vesting, or exercise of the Performance Units or sale of Shares, and (c) any other Company (or Service Recipient) taxes the responsibility for which the Participant has, or has agreed to bear, with respect to the Performance Units (or exercise thereof or issuance of Shares thereunder) (collectively, the “Tax Obligations”), is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company or the Service Recipient. Participant further acknowledges that the Company and/or the Service Recipient (i) make no representations or undertakings regarding the treatment of any Tax Obligations in connection with any aspect of the Performance Units, including, but not limited to, the grant, vesting or settlement of the Performance Units, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends or other distributions, and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Performance Units to reduce or eliminate Participant’s liability for Tax Obligations or achieve any particular tax result. Further, if Participant is subject to Tax Obligations in more than one jurisdiction between the Date of Grant and the date of any relevant taxable or tax withholding event, as applicable, Participant acknowledges that the Company and/or the Service Recipient (or former employer, as applicable) may be required to withhold or account for Tax Obligations in more than one jurisdiction. If Participant fails to make satisfactory arrangements for the payment of any required Tax Obligations hereunder at the time of the applicable taxable event, Participant acknowledges and agrees that the Company may refuse to issue or deliver the Shares.

b.Tax Withholding. When Shares are issued as payment for vested Performance Units, Participant generally will recognize immediate U.S. taxable income if Participant is a U.S. taxpayer. If Participant is a non-U.S. taxpayer, Participant will be subject to applicable taxes in his or her jurisdiction. Pursuant to such procedures as the Administrator may specify from time to time, the Company and/or Service Recipient shall withhold the amount required to be withheld for the payment of Tax Obligations. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit Participant to satisfy such Tax Obligations, in whole or in part (without limitation), if permissible by applicable local law, by (a) paying cash, (b) electing to have the Company withhold otherwise deliverable Shares having a Fair Market Value equal to the amount of such Tax Obligations, (c) withholding the amount of such Tax Obligations from Participant’s wages or other cash compensation paid to Participant by the company and/or the Service Recipient, (d) delivering to the Company already vested and owned Shares having a Fair Market Value equal to such Tax Obligations, or (e) selling a sufficient number of such Shares otherwise deliverable to Participant through such means as the Company may determine in its sole discretion (whether through a broker or otherwise) equal to the amount of the Tax Obligations. To the extent determined appropriate by the Company in its discretion, it will have the right (but not the obligation) to satisfy any Tax Obligations by reducing the number of Shares otherwise deliverable to Participant and, until determined otherwise by the Company, this will be the method by which such Tax Obligations are satisfied. Further, if Participant is subject to tax in more than one jurisdiction between the Date of Grant and a date of any relevant taxable or tax withholding event, as applicable, Participant acknowledges and agrees that the Company and/or the Service Recipient (and/or former employer, as applicable) may be required to withhold or account for tax in more than one jurisdiction. If Participant fails to make satisfactory arrangements for the payment of such Tax Obligations hereunder at the time any applicable Performance Units otherwise are scheduled to vest, Participant will permanently forfeit such Performance Units and any right to receive Shares thereunder and the Performance Units will be returned to the Company at no cost to the Company. Participant acknowledges and agrees that the Company may refuse to deliver the Shares if such Tax Obligations are not delivered at the time they are due.

8.Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book entry form) will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant (including through electronic delivery to a brokerage account). Prior to the date that Shares are issued to the Participant in settlement of any vested Performance Units, the Participant does not have the right to vote such Shares that may be issued in respect of the Performance Units or receive any dividends in respect of such Shares, and no dividend equivalents will be credited to the Performance Units. After any issuance of Shares in settlement of vested Performance Units, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.

9.No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF THE PERFORMANCE UNITS PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AT THE WILL OF THE COMPANY (OR THE SERVICE RECIPIENT) AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS PERFORMANCE UNIT AWARD OR ACQUIRING SHARES HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AWARD AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY (OR THE SERVICE RECIPIENT) TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.

10.Grant is Not Transferable. Except to the limited extent provided in Section 6, this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.

11.Nature of Grant. In accepting the grant, Participant acknowledges, understands and agrees that:

(a)    the grant of the Performance Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Performance Units, or benefits in lieu of Performance Units, even if Performance Units have been granted in the past;

(b)    all decisions with respect to future Performance Units or other grants, if any, will be at the sole discretion of the Company;

(c)    Participant is voluntarily participating in the Plan;

(d)    the Performance Units and the Shares subject to the Performance Units are not intended to replace any pension rights or compensation;

(e)    the Performance Units and the Shares subject to the Performance Units, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(f)    the future value of the underlying Shares is unknown, indeterminable and cannot be predicted;

(g)    for purposes of the Performance Units, Participant’s status as a Service Provider will be considered terminated as of the date Participant is no longer actively providing services to the Company or any Parent or Subsidiary (regardless of the reason for such termination and whether or not later to be found invalid or in breach of employment laws in the jurisdiction where Participant is a Service Provider or the terms of Participant’s employment or service agreement, if any), and unless otherwise expressly provided in this Award Agreement (including by reference in the Notice of Grant to other arrangements or contracts) or determined by the Administrator, Participant’s right to vest in the Performance Units under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is a Service Provider or the terms of Participant’s employment or service agreement, if any, unless Participant is providing bona fide services during such time); the Administrator shall have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of the Performance Units grant (including whether Participant may still be considered to be providing services while on a leave of absence);

(h)    unless otherwise provided in the Plan or by the Company in its discretion, the Performance Units and the benefits evidenced by this Award Agreement do not create any entitlement to have the Performance Units or any such benefits transferred to, or assumed by, another company nor be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and

(i)    the following provisions apply only if Participant is providing services outside the United States:

(i)    the Performance Units and the Shares subject to the Performance Units are not part of normal or expected compensation or salary for any purpose;

(ii)    Participant acknowledges and agrees that none of the Company, the Employer or any Parent or Subsidiary shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the Performance Units or of any amounts due to Participant pursuant to the settlement of the Performance Units or the subsequent sale of any Shares acquired upon settlement; and

(iii)    no claim or entitlement to compensation or damages shall arise from forfeiture of the Performance Units resulting from the termination of Participant’s status as a Service Provider (for any reason whatsoever whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is a Service Provider or the terms of Participant’s employment or service agreement, if any), and in consideration of the grant of the Performance Units to which Participant is otherwise not entitled, Participant irrevocably agrees never to institute any claim against the Company, any Parent or Subsidiary or the Service Recipient, waives his or her ability, if any, to bring any such claim, and releases the Company, any Parent or Subsidiary and the Service Recipient from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim.

12.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying Shares. Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

13.Data Privacy. Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Award Agreement and any other Performance Unit grant materials by and among, as applicable, the Employer, or other Service Recipient the Company and any Parent or Subsidiary for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.

Participant understands that the Company and the Service Recipient may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Performance Units or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.
Participant understands that Data will be transferred to a stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country of operation (e.g., the United States) may have different data privacy laws and protections than Participant’s country. Participant understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. Participant authorizes the Company, any stock plan service provider selected by the Company and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan. Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands if he or she resides outside the United States, he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, Participant understands that he or she is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke his or her consent, his or her status as a Service Provider and career with the Service Recipient will not be adversely affected; the only adverse consequence of refusing or withdrawing Participant’s consent is that the Company would not be able to grant Participant Performance Units or other equity awards or administer or maintain such awards. Therefore, Participant understands that refusing or withdrawing his or her consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that he or she may contact his or her local human resources representative.

14.Address for Notices. Any notice to be given to the Company under the terms of this Award Agreement will be addressed to the Company at TrueCar, Inc., 120 Broadway, 2nd Floor, Santa Monica, CA 90401, or at such other address as the Company may hereafter designate in writing.

15.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to the Performance Units awarded under the Plan or future Performance Units that may be awarded under the Plan by electronic means or request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or a third party designated by the Company.

16.No Waiver. Either party’s failure to enforce any provision or provisions of this Award Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent that party from thereafter enforcing each and every other provision of this Award Agreement. The rights granted both parties herein are cumulative and shall not constitute a waiver of either party’s right to assert all other legal remedies available to it under the circumstances.

17.Successors and Assigns. The Company may assign any of its rights under this Award Agreement to single or multiple assignees, and this Award Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Award Agreement shall be binding upon Participant and his or her heirs, executors, administrators, successors and assigns. The rights and obligations of Participant under this Award Agreement may only be assigned with the prior written consent of the Company.

18.Additional Conditions to Issuance of Stock. If at any time the Company will determine, in its discretion, that the listing, registration, qualification or rule compliance of the Shares upon any securities exchange or under any state, federal or foreign law, the tax code and related regulations or under the rulings or regulations of the United States Securities and Exchange Commission or any other governmental regulatory body or the clearance, consent or approval of the United States Securities and Exchange Commission or any other governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to Participant (or his or her estate) hereunder, such issuance will not occur unless and until such listing, registration, qualification, rule compliance, clearance, consent or approval will have been completed, effected or obtained free of any conditions not acceptable to the Company. Subject to the terms of the Award Agreement and the Plan, the Company shall not be required to issue any certificate or certificates for Shares hereunder prior to the lapse of such reasonable period of time following the date of vesting of the Performance Units as the Administrator may establish from time to time for reasons of administrative convenience.

19.Language. If Participant has received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

20.Interpretation. The Administrator will have the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Performance Units have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. Neither the Administrator nor any person acting on behalf of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Award Agreement.

21.Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.

22.Amendment, Suspension or Termination of the Plan. By accepting this Award, Participant expressly warrants that he or she has received an Award of Performance Units under the Plan, and has received, read and understood a description of the Plan. Participant understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time.

23.Modifications to the Agreement. This Award Agreement constitutes the entire understanding of the parties on the subjects covered. Participant expressly warrants that he or she is not accepting this Award Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Award Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Award Agreement, the Company reserves the right to revise this Award Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A in connection to this Award of Performance Units.

24.Governing Law; Venue; Severability. This Award Agreement and the Performance Units are governed by the internal substantive laws, but not the choice of law rules, of California. For purposes of litigating any dispute that arises under these Performance Units or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of California, and agree that such litigation will be conducted in the courts of Los Angeles County, California, or the federal courts for the United States for the Central District of California, and no other courts, where this Award Agreement is made and/or to be performed. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Award Agreement shall continue in full force and effect.

25.Recovery. This Award and any shares issued in settlement of this Award are subject to recoupment in accordance with any clawback policy that the Company adopts, including but not limited to the Company’s Incentive Compensation Recoupment Policy, any clawback policy adopted pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or is otherwise adopted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any plan of or agreement with the Company.

26.Entire Agreement. The Plan is incorporated herein by reference. The Plan and this Award Agreement (including the appendices and exhibits referenced herein) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof, and may not be modified adversely to the Participant’s interest except by means of a writing signed by the Company and Participant.

27.Country Addendum. Notwithstanding any provisions in this Award Agreement, the Performance Unit grant shall be subject to any special terms and conditions set forth in the appendix (if any) to this Award Agreement for Participant’s country. Moreover, if Participant relocates to one of the countries included in the Country Addendum (if any), the special terms and conditions for such country will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Country Addendum constitutes part of this Award Agreement.